Exhibit 5.1

Our ref VSL/797888-000003/32865424v3

U Power Limited

2F, Building A, No. 88, North Zhangjiabang Road

Pudong New Area, Shanghai

People’s Republic of China, 200122

19 August 2025

Dear Sirs

U Power Limited

We have acted as Cayman Islands legal advisers to U Power Limited (the “Company”) in connection with the Company’s registration statement on Form F-1, including all amendments or supplements thereto (the “Registration Statement”), filed with the U.S. Securities and Exchange Commission under the U.S. Securities Act of 1933, as amended to date, relating to the resale by a selling shareholder named in the Registration Statement (the “Selling Shareholder”) of up to an aggregate of 551,628 Class A ordinary shares of the Company of a par value of US$0.00001 each, issuable to the Selling Shareholder upon the exercise of the Common Warrants (as defined below) (the “Shares”).

We are furnishing this opinion as Exhibits 5.1 and 23.3 to the Registration Statement.

1	Documents Reviewed

For the purposes of this opinion, we have reviewed only originals, copies or final drafts of the following documents:

1.1	The certificate of incorporation of the Company dated 17 June 2021 issued by the Registrar of Companies in the Cayman Islands.

1.2	The second amended and restated memorandum and articles of association of the Company as adopted by a special resolution passed on 13 August 2024 (the “Memorandum and Articles”).

1.3	The written resolutions of the board of directors of the Company dated 15 August 2025 (the “Board Resolutions”).

1.4	A certificate of good standing with respect to the Company issued by the Registrar of Companies dated 24 July 2025 (the “Certificate of Good Standing”).

1.5	A certificate from a director of the Company, a copy of which is attached to this opinion letter (the “Director’s Certificate”).

1.6	The Registration Statement.

1.7	Common warrants issued to Sabby Volatility Warrant Master Fund, Ltd. by the Company dated 25 July 2025 (the “Common Warrants”).

2	Assumptions

The following opinions are given only as to, and based on, circumstances and matters of fact existing and known to us on the date of this opinion letter. These opinions only relate to the laws of the Cayman Islands which are in force on the date of this opinion letter. In giving these opinions we have relied (without further verification) upon the completeness and accuracy, as of the date of this opinion letter, of the Director’s Certificate and the Certificate of Good Standing. We have also relied upon the following assumptions, which we have not independently verified:

2.1	Copies of documents, conformed copies or drafts of documents provided to us are true and complete copies of, or in the final forms of, the originals.

2.2	All signatures, initials and seals are genuine.

2.3	The Company has received money or money’s worth in consideration for the issue of the Shares pursuant to the Common Warrants. None of the Shares will be issued for less than their par value.

2.4	At the time of the exercise of the Common Warrants into Shares in accordance with the terms and provisions of the Common Warrants (the “Exercise”):

(a)	the laws of the Cayman Islands (including the Companies Act (As Revised) will not have changed in such way as to materially impact the issue of such Shares;

(b)	the Company will have sufficient authorised but unallotted and unissued Class A ordinary shares of the Company of a par value of US$0.00001 each, in each case to effect the Exercise in accordance with the terms and provisions of the Common Warrants, the then effective memorandum and articles of association of the Company, and the Companies Act;

(c)	the Company will not have been struck off or placed in liquidation;

(d)	the terms and provisions of the Common Warrants relating to the Exercise will not have been altered, amended or restated; and

(e)	the then effective memorandum and articles of association of the Company will not contain anything which would or might affect the opinions set out below.

2.5	There is nothing under any law (other than the laws of the Cayman Islands) which would or might affect the opinions set out below. Specifically, we have made no independent investigation of the laws of the State of New York.

2.6	There is nothing contained in the minute book or corporate records of the Company (which we have not inspected) which would or might affect the opinions set out below.

2.7	No invitation has been or will be made by or on behalf of the Company to the public in the Cayman Islands to subscribe for any of the Shares.

3	Opinion

Based upon the foregoing and subject to the qualifications set out below and having regard to such legal considerations as we deem relevant, we are of the opinion that:

3.1	The Company has been duly incorporated as an exempted company with limited liability and is validly existing and in good standing with the Registrar of Companies under the laws of the Cayman Islands.

3.2	The authorised share capital of the Company is US$50,000 divided into 5,000,000,000 ordinary shares comprised of (i) 3,999,411,812 Class A ordinary shares of a par value of US$0.00001 each and (ii) 1,000,588,188 Class B ordinary shares of a par value of US$0.00001 each.

3.3	The issue and allotment of the Shares to be offered and sold by the Selling Shareholder have been duly authorised. The Shares, when allotted, issued, and paid for pursuant to and in accordance with the terms of the Common Warrants, will be legally issued and allotted, and will be fully paid and non-assessable. As a matter of Cayman Islands law, a share is only issued when it has been entered in the register of members (shareholders).

4	Qualifications

The opinions expressed above are subject to the following qualifications:

4.1	To maintain the Company in good standing with the Registrar of Companies under the laws of the Cayman Islands, annual filing fees must be paid and returns made to the Registrar of Companies within the time frame prescribed by law.

4.2	In this opinion the phrase “non-assessable” means, with respect to ordinary shares of the Company, that a shareholder shall not, solely by virtue of its status as a shareholder and in absence of a contractual arrangement, or an obligation pursuant to the memorandum and articles of association, to the contrary, be liable for additional assessments or calls on the ordinary shares by the Company or its creditors (except in exceptional circumstances, such as involving fraud, the establishment of an agency relationship or an illegal or improper purpose or other circumstances in which a court may be prepared to pierce or lift the corporate veil).

4.3	The obligations of the Company may be subject to restrictions pursuant to:

(a)	United Nations and United Kingdom sanctions extended to the Cayman Islands by Orders in Council; and

(b)	sanctions imposed by Cayman Islands authorities under Cayman Islands legislation.

Except as specifically stated herein, we make no comment with respect to any representations and warranties which may be made by or with respect to the Company in any of the documents or instruments cited in this opinion or otherwise with respect to the commercial terms of the transactions, which are the subject of this opinion.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our name under the headings “Enforceability of Civil Liabilities” and “Legal Matters” and elsewhere in the Registration Statement. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the U.S. Securities Act of 1933, as amended, or the rules and regulations of the U.S. Securities and Exchange Commission thereunder.

Yours faithfully

/s/ Maples and Calder (Hong Kong) LLP
Maples and Calder (Hong Kong) LLP

Director’s Certificate

Date: August 19, 2025

To:	Maples and Calder (Hong Kong) LLP 26th Floor, Central Plaza

18 Harbour Road
Wanchai, Hong Kong

Dear Sir or Madam

U Power Limited (the “Company”)

I, the undersigned, being a director of the Company, am aware that you are being asked to provide a legal opinion (the “Opinion”) in relation to certain aspects of Cayman Islands law. Capitalised terms used in this certificate have the meaning given to them in the Opinion. I hereby certify that:

1	The Memorandum and Articles remain in full force and effect and are unamended.

2	The Board Resolutions were duly passed in the manner prescribed in the Memorandum and Articles (including, without limitation, with respect to the disclosure of interests (if any) by the directors of the Company) and have not been amended, varied or revoked in any respect.

3	The authorised share capital of the Company is US$50,000 divided into 5,000,000,000 ordinary shares comprised of (i) 3,999,411,812 Class A Ordinary Shares of a par value of US$0.00001 each and (ii) 1,000,588,188 Class B Ordinary Shares of a par value of US$0.00001 each.

4	The directors of the Company at the date of the Board Resolutions and at the date hereof were and are:

Li Jia

Chen Quanshi

Li Xiaochun

Zhao Bingyi

Jean Chrisophe Baron Von Pfetten

5	Each Director considers the transactions contemplated by the Registration Statement to be of commercial benefit to the Company and has acted bona fide in the best interests of the Company, and for a proper purpose of the Company in relation to the transactions the subject of the Opinion.

6	To the best of my knowledge and belief, having made due inquiry, the Company is not the subject of legal, arbitral, administrative or other proceedings in any jurisdiction that would have a material adverse effect on the business, properties, financial condition, results of operations or prospects of the Company, and neither the directors nor shareholders of the Company have taken any steps to have the Company struck off or placed in liquidation. Further, no steps have been taken to wind up the Company or to appoint restructuring officers or interim restructuring officers, and no receiver has been appointed in relation to any of the Company’s property or assets.

7	No interest in the Company constituting shares, voting rights or ultimate effective control over management in the Company is currently subject to a restrictions notice issued under the BOT Act.

I confirm that you may continue to rely on this Certificate as being true and correct on the day that you issue the Opinion unless I shall have previously notified you personally to the contrary.

[signature page follows]

Signature:	/s/ Jia Li
Name:	Jia Li
Title:	Director